Exhibit 99.1

Google Inc. Announces Pricing of Notes Offering

MOUNTAIN VIEW, Calif. (May 16, 2011) - Google Inc. (NASDAQ: GOOG) today announced the pricing of its public offering of $3,000,000,000 aggregate principal amount of its notes. The public offering consists of $1,000,000,000 of 1.250% Notes due 2014, $1,000,000,000 of 2.125% Notes due 2016 and $1,000,000,000 of 3.625% Notes due 2021.

Google expects to receive net proceeds from this offering of approximately $2.97 billion, after deducting underwriting discounts and estimated offering expenses. Google intends to use the net proceeds to repay outstanding commercial paper and for general corporate purposes.

About the Offering

Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated are acting as joint book-running managers for the offering of the Notes.

About Google Inc.

Google is a global technology leader focused on improving the ways people connect with information. Google’s innovations in web search and advertising have made its website a top internet property and its brand one of the most recognized in the world.

This news release shall not constitute an offer to sell or a solicitation to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering is being made only by means of a prospectus and related prospectus supplement, which may be obtained by visiting the SEC’s website at www.sec.gov or by contacting Citigroup Global Markets Inc., 140 58th Street, 8th Floor, Brooklyn, New York 11220, Attention: Prospectus Department, Brooklyn Army Terminal, telephone: 1-877-858-5407, Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, New York 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316, or by emailing prospectus-ny@ny.email.gs.com, or J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Investment Grade Syndicate Desk, telephone: 1-212-834-4533.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including those described in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed with the SEC.

Contacts:

Investor Relations:

Willa Lo

+1-650-214-3381

wlo@google.com

Corporate Communications:

press@google.com